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                                                                     EXHIBIT 4.4

                                                                  EXECUTION COPY

                           TRADEMARK LICENSE AGREEMENT

                  This Trademark License Agreement ("Agreement") is entered into as of September 2, 2003 (the "Effective Date") by and among Elron Electronic Industries Ltd., an Israeli corporation, having its principal place of business at 3 Azrieli Center, 42 Floor, Tel Aviv, Israel 67023 ("Elron Electronic") and Elron Software, Inc., a Delaware corporation, having its principal place of business at One Burlington Business Center, 67 South Bedford Street, Burlington, Massachusetts 01803-0977 ("Elron Software") (Elron Electronic and Elron Software collectively referred to as "Licensor"), and Zix Corporation, a Texas corporation, having its principal place of business at 2711 N. Haskell Avenue, Suite 2300, LB 36, Dallas, Texas 75204-2960 ("Zix"), together with its Affiliates (Zix and its Affiliates collectively referred to as "Licensee").

                  WHEREAS, Licensor is the owner of the Licensed Mark (as defined below);

                  WHEREAS, pursuant to that certain Asset Purchase Agreement dated September 2, 2003 (the "Asset Purchase Agreement"), by and among Zix, Zix Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Zix ("Purchaser Sub"), Elron Electronic, Elron Software and Elron Software
(2000) Ltd., an Israeli corporation and wholly owned subsidiary of Elron Software ("Elron 2000"), Zix or Purchaser Sub is acquiring certain assets from Elron Software and Elron 2000; and

                  WHEREAS, in accordance with the Asset Purchase Agreement and in partial consideration of the amounts paid by Zix under the Asset Purchase Agreement, Licensor agrees to grant Licensee, and Licensee desires to receive from Licensor, a license to use the Licensed Mark in connection with such assets and Licensee's business and business activities in the Field of Use (as defined below).

                  NOW THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties hereto agree as follows:

1.       DEFINITIONS.

         1.1 "Affiliate" shall mean (i) any wholly-owned subsidiary of Zix or (ii) upon the prior written consent of Elron Electronic (which shall not be unreasonably withheld), any other corporation, partnership or other entity that, directly or indirectly, controls, is controlled by or is under common control with Zix, for so long as such control exists. For purposes of the foregoing, "control" shall mean (a) possessing, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation, partnership or entity, (b) having direct or indirect ownership of more than fifty percent (50%) of the voting power of all outstanding shares entitled to vote at a general election of directors of such corporation, partnership or entity or (c) having direct or indirect ownership of more than fifty percent (50%) of the equity interest in a partnership or limited liability company.

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         1.2      "Field of Use" shall mean all computer programs for and
services related to (a) tracking, reporting and/or screening of web sites, (b) filtering, monitoring or blocking communications via electronic mail, newsgroups and/or ftp sites, (c) analyzing and/or improving usage of computer channels, (d) development of operations support systems and/or network operation centers, (e) electronic messaging protection or transactions to protect against viruses, spam, and/or electronic attack, and/or (f) secure electronic communications, such as, without limitation, electronic mail encryption and electronic prescribing.

         1.3 "Licensed Mark" shall mean the mark "ELRON SOFTWARE", and all trademark and service mark applications and registrations for such mark worldwide.

2.       LICENSE GRANT.

         2.1 License Grant. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee a worldwide, exclusive, non-transferable, non-sublicensable, royalty-free, fully-paid up license to use the Licensed Mark solely in connection with Licensee's business and business activities in the Field of Use (including, without limitation, as Licensee's d/b/a name, fictitious business name, tradename, trademarks, service marks and logos, or any part of any of the foregoing).

         2.2 Ownership. Licensee acknowledges that, except as set forth herein, Licensee has no rights, title or interest in or to the Licensed Mark and that all use of the Licensed Mark by Licensee shall inure to the benefit of Licensor.

         2.3 No Warranty. The grant of rights hereunder by Licensor to the Licensed Mark is made only to the extent of the rights actually held by Licensor in such Licensed Mark. Licensor makes no warranty, express or implied, and hereby disclaims all warranties, with respect thereto or with respect to the rights of any third parties that may conflict with the rights granted hereunder.

3.       QUALITY STANDARDS.

         3.1 Quality Control. (a) Licensor shall have the right to exercise quality control over Licensee's use of the Licensed Mark, including over the materials, products and services which are actually or planned to be offered, sold, marketed, distributed or provided ("Offered") by Licensee under the Licensed Mark, and to the degree deemed reasonably necessary by Licensor to maintain the validity and enforceability of the Licensed Mark and to protect the goodwill associated therewith, as set forth below. Licensor acknowledges that the quality of the materials, products and services Offered by Licensor through Elron Software's business as of the Effective Date is adequate for this purpose. Accordingly, Licensee acknowledges and is familiar with the standards, quality, style and image of Licensor, and shall at all times during the Term use the Licensed Mark in a manner that is consistent therewith. Each of the provisions of this Agreement relating to the proper use and protection of the Licensed Mark, and of the goodwill associated therewith, is a material provision of this Agreement.

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         (b) For Licensor's trademark quality control purposes, upon Licensor's reasonable prior written request, Licensee shall furnish to Licensor a sample of products and materials bearing the Licensed Mark that Licensee then currently distributes or intends to distribute. If Licensor reasonably and in good faith believes the samples bearing the Licensed Mark do not meet the Minimum Quality Threshold (as defined below), Licensor shall notify Licensee in writing, and Licensee shall have a reasonable period of time to make the changes and/or corrections that the parties mutually agree are reasonably necessary to protect the Licensed Mark. For purposes of this Agreement, "Minimum Quality Threshold" shall mean the level of quality, existing as of the Effective Date, of Licensor's products distributed and services provided under the Licensed Mark.

         3.2 Compliance With Laws. Licensee agrees to comply with all applicable local, state and federal laws relating to Licensee's activities under this Agreement.

         3.3 Proprietary Notices. All advertising and promotional materials and all other electronic, printed and written materials using the Licensed Mark shall state that such Licensed Mark is owned by Elron Software (or any successor thereof) or Elron Electronic, as instructed by Licensor. Licensee agrees to use the following form of such notice, which Licensor may change from time to time upon reasonable prior written notice to Licensee:

         [LICENSED MARK]* is a [trademark][service mark] of [Licensor] and is used by [Licensee] under license from [Licensor].

         Where "*" indicates the symbol "(R)" where the Licensed Mark is the subject of a registration issued by the United States Patent and Trademark Office, and indicates the symbol "(TM)" or "(SM)", as appropriate, where the Licensed Mark is not the subject of such a registration.

4.       TERM AND TERMINATION.

         4.1 Term. This Agreement shall commence as of the Effective Date and shall continue in effect through December 31, 2005, unless terminated in accordance with the terms and conditions set forth below. Licensee shall use good faith, reasonable efforts to transition away from using the Licensed Mark as soon as reasonably practicable consistent with its business and business activities in the Field of Use. If Licensee abandons all use of the Licensed Mark for a period of at least 60 consecutive days, this Agreement shall automatically terminate unless Licensor and Licensee otherwise agree within 10 days of the end of such 60-day period.

         4.2 Termination By Licensor or Licensee. Licensor or Licensee may terminate this Agreement in the event the other breaches any material term of this Agreement and fails to cure such breach within sixty (60) days after receipt of written notice from the terminating party describing such breach. In addition, Licensor may terminate this Agreement if Licensee (i) makes a general assignment for the benefit of its creditors, (ii) institutes proceedings to be adjudicated a voluntary bankrupt, or consents to the filing of a petition of bankruptcy against it and such proceedings or petition are not

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dismissed within sixty (60) days, (iii) seeks reorganization under any bankruptcy act, or consents to the filing of a petition seeking such reorganization, or (iv) has a decree entered against it by a court of competent jurisdiction appointing a receiver, liquidator, trustee or assignee in bankruptcy or in insolvency covering all or substantially all of its property or providing for the liquidation of its property or business affairs, and such decree is not vacated within sixty (60) days.

         4.3 Termination By Licensee. This Agreement may be terminated by Licensee without cause upon thirty (30) days' prior written notice to Licensor.

         4.4      Effect of Termination. In the event of any termination of this
Agreement: (a) Licensee shall have a reasonable period of time, but in no event longer than 60 days, to change its d/b/a name, fictitious business name, tradename, trademarks, services marks and logos that include the Licensed Mark and to deplete its existing inventory of, or modify or destroy, any letterhead, materials, literature and products that bear the Licensed Mark; and (b) Sections 4.4, 6, 7 and 8 shall survive such termination.

5.       PROTECTION, MAINTENANCE AND ENFORCEMENT.

         5.1 Prosecution and Maintenance. In order to protect the Licensed Mark in the countries in which the Licensed Mark is the subject of a registration or pending application existing as of the Effective Date, Licensor agrees to (a) diligently prosecute all such pending applications to registration, (b) maintain all registrations existing as of the Effective Date and all registrations issuing on the pending applications existing as of the Effective Date (including, without limitation, filing all relevant documents and specimens and paying all applicable maintenance fees); provided, however, that Licensee agrees to reasonably assist Licensor in such activities and provided further that any expenses incurred in connection with such activities shall be borne by Licensor.

         5.2 Enforcement. Licensee agrees to reasonably cooperate with and assist Licensor in protecting and defending the Licensed Mark and shall promptly notify Licensor in writing of any infringements, claims or actions by others in derogation of the Licensed Mark of which Licensee becomes aware. Licensor shall promptly take such commercially reasonable legally permissible action as necessary to protect and defend the Licensed Mark. Licensee shall not take any action on account of any such infringement, claim or action without the prior written consent of Licensor, which consent shall not be unreasonably withheld or delayed.

6.       LIMITATION OF LIABILITY.

         NOTWITHSTANDING ANYTHING ELSE IN THIS AGREEMENT OR OTHERWISE, NO PARTY WILL BE LIABLE TO ANY OTHER PARTY OR ANY OTHER PERSON OR ENTITY WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES, EVEN IF THE REMEDIES PROVIDED FOR IN THIS AGREEMENT FAIL OF THEIR ESSENTIAL

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PURPOSE AND EVEN IF EITHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OR
PROBABILITY OF SUCH DAMAGES.

7.       GENERAL.

         7.1 Independent Contractors. The parties hereto are independent contractors and are not partners, joint venturers or otherwise affiliated. No party has any right or authority to bind any other party in any way without the prior written consent of such other party.

         7.2 Assignment. No party may assign this Agreement without the prior written consent of each of the other parties, except that a party may, without the prior written consent of all of the other parties, assign this Agreement to a successor of all or substantially all of such party's assets, stock or business to which this Agreement relates (whether by sale, acquisition, merger, operation of law or otherwise).

         7.3 Notices. All notices, requests, demands and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given only if personally delivered, delivered by an overnight courier service with tracking capabilities and costs prepaid, or mailed by certified or registered mail, return receipt requested, postage prepaid, to a party at the address set forth below or such other address as a party last provided to the other by written notice pursuant to this Section 8.3:

If to Elron Electronic Industries Ltd.:

                  Elron Electronic Industries Ltd.
                  3 Azrieli Center, 42nd Floor
                  Tel Aviv, Israel 67023
                  Attention: Legal Department

If to Elron Software, Inc.:

                  Elron Software, Inc.
                  c/o Elron Electronic Industries Ltd.
                  3 Azrieli Center, 42nd Floor
                  Tel Aviv, Israel 67023
                  Attention: Legal Department

If to Licensee:

                  Zix Corporation
                  2711 N. Haskell Avenue
                  Suite 2300, LB 36
                  Dallas, Texas 75204-2960
                  Attention: Legal Department

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         7.4      Amendment, Modification and Waiver. Any amendment or
modification of this Agreement or any waiver of any breach of any term or condition of this Agreement must be in a writing signed by all of the parties in order to be effective and shall not be construed as a waiver of any continuing or succeeding breach of such term or condition, a waiver of the term or condition itself or a waiver of any right under this Agreement. The failure of any party to enforce its rights or to require performance by any of the other parties of any term or condition of this Agreement shall not be construed as a waiver of such rights or of its right to require future performance of that term or condition.

         7.5 Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, the parties' respective successors and valid assigns.

         7.6 Governing Law. This Agreement shall be governed by and interpreted under the laws of the State of New York without regard to the conflicts of law provisions thereof.

         7.7 Headings. Headings and captions are for convenience of reference only and shall not be used in the interpretation of this Agreement.

         7.8 Severability. In the event that any provision of this Agreement shall be determined by a court of competent jurisdiction to be illegal or unenforceable, that provision will be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.

         7.9 Entire Agreement. This Agreement (including all exhibits attached hereto) and the Asset Purchase Agreement constitute the entire understanding and agreement between the parties with respect to the subject matter hereof and supersedes all discussions, negotiations, agreements and past dealings, either oral or written, between or among the parties relating to the subject matter hereof.

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         IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be executed by their authorized representatives as of the Effective Date.

                                    ZIX CORPORATION

                                    By: /s/ RONALD A. WOESSNER
                                        ----------------------------------------
                                    Name: Ronald A. Woessner
                                          --------------------------------------
                                    Title: SVP
                                           -------------------------------------

                                    ELRON ELECTRONIC INDUSTRIES LTD.

                                    By: /s/ DORAN BIRGER
                                        ----------------------------------------
                                    Name: Doran Birger
                                          --------------------------------------
                                    Title: President & CEO
                                           -------------------------------------

                                    By: /s/ PAUL WEINBERG
                                        ----------------------------------------
                                    Name: Paul Weinberg
                                          --------------------------------------
                                    Title: General Counsel & Corp Secretary
                                           -------------------------------------

                                    ELRON SOFTWARE, INC.

                                    By: /s/ ADAM N. BOSNIAN
                                        ----------------------------------------
                                    Name: Adam N. Bosnian
                                          --------------------------------------
                                    Title: Co-General Manager
                                           -------------------------------------

                                    By: /s/ HENRY R. TUMBLIN
                                        ----------------------------------------
                                    Name: Henry R. Tumblin
                                          --------------------------------------
                                    Title: Co-General Manager
                                           -------------------------------------